OccuLogix Reports Positive MIRA-1 Analysis Results

- RHEO™ Procedure Shown to Preserve or Restore Vision of Patients with Dry AMD -

TORONTO, ON—March 9, 2006— OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) today provided an update of MIRA-1, the Company’s recently completed pivotal (phase III) clinical trial using its RHEO™ System to treat the dry form of age-related macular degeneration (“Dry AMD”).

On February 3, 2006, OccuLogix announced that a preliminary analysis of MIRA-1’s intent-to-treat (“ITT”) population had indicated that the study did not demonstrate a statistically significant difference in the mean change of Best Spectacle-Corrected Visual Acuity applying the Early Treatment Diabetic Retinopathy Scale ("ETDRS BCVA") between the treated and placebo groups at 12-months post-baseline. As expected, the treated group demonstrated a positive response. However, there was an anomalous outcome of the control group.

Over the course of the past few weeks, the Company has completed an in-depth analysis of the study data identifying subjects that were included in the ITT population but who deviated from the protocol as well as those patients that had documented losses or gains in vision not related to retinal disease (e.g. cataracts, YAG capsulotomies, etc.). Those subjects in the ITT population who met the protocol requirements subsequently defined this modified per-protocol population.

In this analysis, eyes treated with the RHEO™ procedure demonstrated a mean vision gain of 0.8 lines of ETDRS BCVA at 12 months post-baseline compared to a mean vision loss of 0.1 lines of ETDRS BCVA in the eyes in the Placebo group. The result was statistically significant (repeated measure p value = 0.0147).

The following table presents a summary of the ETDRS BCVA changes observed in the modified per-protocol analysis of MIRA-1:

	Treatment Group (n=69)	Placebo Group (n=46)
Vision improvement greater or equal to:

1 line	46.4%	19.6%
2 lines	27.5%	8.7%
3 lines	8.7%	2.2%

Vision loss greater or equal to:

1 line	11.6%	23.9%
2 lines	5.8%	6.5%
3 lines	2.9%	2.2%

A graphical comparison of the MIRA-1 modified per-protocol analysis to the MIRA-1 Interim Analysis can be found at http://www.rheo.com/pdfresources/mira1/mira1pp.pdf.

With respect to those in the MIRA-1 modified per-protocol population that had pre-treatment vision worse than 20/40, 50.0% of RHEO™ treated eyes improved after treatment to 20/40 or better and would be able to qualify for a drivers license 12 months post-baseline, compared to 20.0% of Placebo eyes.

MIRA-1 data support historical clinical and commercial experience with respect to the safety of the RHEO™ procedure, with observed treatment side-effects being generally mild, transient and self-limiting.

“Prior to the development of the RHEO™ procedure, there hasn’t been a potential treatment for Dry AMD beyond vitamin therapy” said Dr. Lawrence Yannuzzi, Professor of Clinical Ophthalmology at Columbia University and Vice-Chairman, Department of Ophthalmology and Director of the Retinal Research Center at the Manhattan Eye, Ear and Throat Hospital. “These results, while not yet conclusive, are very encouraging and may offer patients living with Dry AMD hope for the future.”

Elias Vamvakas, OccuLogix’s Chairman & CEO commented, “We were pleased to observe that the results of this analysis of MIRA-1 are statistically significant and that the excellent safety profile of the RHEO™ procedure, already established by the thousands of procedures captured in the international RheoNet Registry, was maintained.”

“Our goal was to provide clinical data to the FDA on 150 subjects that had completed 12 months follow-up. This modified per-protocol study population, however, totaled 115 at 12 months,” Vamvakas continued. “We plan on meeting with the FDA in the second quarter to discuss what impact the MIRA-1 study results and this analysis will have on our application to market our RHEO™ System in the United States. While the Company cannot predict what the FDA will require for approval, we believe that it is more likely than not that further study will be required. We will, of course, continue to provide further updates as they become available.”

About AMD

Age-related macular degeneration causes damage to the macula - the light-sensitive cells at the center of the retina at the back of the eye. The macula is responsible for our ability to see with enough detail to read, drive, watch television and perform other activities that require focused, straight-ahead vision, as well as providing information that allows us to perceive colors; thus, allowing one to maintain independence in daily activities.

There are two types of AMD - "dry", or non-exudative, and "wet", or exudative. Dry AMD, the most common form of the disease, currently afflicts approximately 13.0 to 13.5 million people in the United States, representing approximately 85% to 90% of all AMD cases in the country. Currently, there is no FDA approved treatment for Dry AMD.

About the RHEO ™ Procedure

The RHEO™ procedure is a specific method of apheresis - a treatment in which a patient's blood is drawn outside the body and specific compounds are removed before being returned to the body. Apheresis, which is similar in principle to blood donation, has been used for decades to treat a variety of illnesses, including excessively high cholesterol and rheumatoid arthritis.

Japanese scientists developed the basis for the RHEO™ procedure in the 1970s while looking for a way to treat high cholesterol. About 10 years later, researchers at the University of Cologne in Germany used a newly developed filter, today called the RHEO™ filter, in a treatment study for eye conditions characterized by impaired microcirculation of the retina. The treatment was especially successful in patients who had AMD. Based on those results, experts conducted years of clinical research in order to further develop the RHEO™ procedure into a treatment for Dry AMD.

About the Study

MIRA-1 is a multi-center, randomized (2:1), double-masked and placebo-controlled study of patients with intermediate-to-late stage Dry AMD designed to evaluate the safety and efficacy of the RHEO™ procedure. Each patient in MIRA-1 received either eight RHEO™ procedures or eight placebo procedures respectively over ten weeks. Patients were followed out to 12 months post-baseline to evaluate any sustained benefit of the treatment for the RHEO™ procedure population and the continuing natural course of vision change in the Placebo population.

Modified Per-Protocol

The modified per-protocol population excludes patients that didn’t meet the original MIRA-1 protocol as well as those patients with ophthalmic changes not associated with the retina, including phakic patients who developed cataracts and/or had cataract removal during follow-up, pseudophakic patients who developed posterior capsule haze or had Nd:Yag capsulotomies during follow-up and patients with >= 1.5 diopter change in refraction based on the MRSE (manifest refraction spherical equivalent) from baseline, all of which are reflective of changes in BCVA (both positive and negative) that are not associated with AMD.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com